Registration No. 333-163225

As filed with the Securities and Exchange Commission on April 18, 2014

SECURITIES AND EXCHANGE SEC
Washington D.C. 20549
______________

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
______________

REVETT MINING COMPANY, INC.
(formerly known as Revett Minerals Inc.)
(Exact name of registrant as specified in its charter)

Delaware	46-4577805
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

11115 East Montgomery, Suite G
Spokane Valley, Washington 99206
(509) 921-2294
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
______________

REVETT MINING COMPANY, INC. EQUITY INCENTIVE PLAN
(Full title of the plan)
______________

John G. Shanahan
President and Chief Executive Officer
Revett Mining Company, Inc.
11115 East Montgomery, Suite G
Spokane Valley, Washington 99206
(509) 921-2294
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer”, “large accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Registration No. 333-163225

Title of of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
common stock	no additional shares			$190.83
par value $0.01 per share	are being registered	-	-	(previously paid)

     The shares of common stock of Revett Mining Company offered pursuant to this amended registration statement (the “Shares”) comprise 3,487,500 shares issuable to eligible persons (the “Selling Stockholders”) upon the exercise of options (the “Options”) previously granted under the Revett Mining Company, Inc. Equity Incentive Plan (the “Plan”), and 1,539,039 shares issuable upon the exercise of Options to be granted to eligible persons under the Plan. The amount of the registration fee with respect to these shares (and additional shares of common stock that were initially included in this registration statement and have subsequently been resold in secondary market transactions) was calculated in accordance with Section 6(c) of the Securities Act and Rules 457(c), using the average bid and asked prices of the common stock ($0.19 per share in United States dollars) as reported by the Toronto Stock Exchange on November 9, 2009, when this registration statement was first filed.

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     The amended reoffer prospectus included herein relates to: (i) the sale of 5,026,539 shares of common stock of Revett Mining Company to the Selling Stockholders upon the exercise of Options granted or to be granted to the Selling Stockholders under the Plan; and (ii) the reoffer and resale of such shares by the Selling Stockholders. Such prospectus is included herein in reliance on Rule 429.

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CROSS REFERENCE SHEET PURSUANT TO ITEM 501(b)

Item		Caption or
No.	Form S-3 Caption	Location in Prospectus

1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Forepart of Registration Statement; Outside Front Cover Page of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus

3.	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Prospectus Summary; Risk Factors; Background of the Offering

4.	Use of Proceeds	*

5.	Determination of Offering Price	*

6.	Dilution	*

7.	Selling Security Holders	Background of the Offering; Selling Stockholders

8.	Plan of Distribution	Plan of Distribution

9.	Description of Securities to be Registered	Description of Capital Stock

10.	Interests of Named Experts and Counsel	Legal Matters; Experts

11.	Material Changes	*

12.	Incorporation of Certain Information by Reference	Incorporation of Certain Documents by Reference

13.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Plan of Distribution

____________________
*Items identified by asterisk have been omitted because the item is inapplicable.

(i)

REVETT MINING COMPANY, INC.

Explanatory Note: The terms “Revett Mining Company,” the “company,” “we,” “us” and “our” used throughout this prospectus (the “Prospectus”) refer to Revett Mining Company, Inc., a Delaware corporation, and where the context so requires, its wholly-owned Montana subsidiary, Revett Silver Company (“Revett Silver”), and Revett Silver’s wholly-owned Montana subsidiaries, Troy Mine, Inc., RC Resources Inc., Revett Exploration, Inc., and Revett Holdings, Inc. Unless otherwise noted, all monetary denominations are in U.S. dollars.

     This Prospectus relates to: (i) the sale of 5,026,539 shares of common stock, par value $0.01 per share, of Revett Mining Company (formerly known as Revett Minerals Inc.) to eligible persons (the “Selling Stockholders”) upon the exercise of options granted or to be granted to the Selling Stockholders under the Revett Mining Company, Inc. Equity Incentive Plan (the “Plan”); and (ii) the reoffer and resale of such shares by the Selling Stockholders. These options and shares of common stock are sometimes hereafter respectively referred to as the “Options” and the "Shares". We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders, but we will receive amounts equal to the exercise prices of the Options when, as and if they are exercised.

     The Selling Stockholders propose to reoffer and resell the Shares from time-to-time or at any time during a period of two years after the registration statement of which this Prospectus is a part have become effective, in the over-the-counter market, in other permitted public sales, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Some or all of the Shares may be sold in transactions involving broker-dealers, who may act solely as agent or may acquire Shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Stockholders and, if they act as agent for the purchaser, also from the purchaser. Selling Stockholders and any such broker-dealer may be deemed to be "underwriters," as that term is defined in the Securities Act. Any commissions received by any such broker-dealer in connection with any such sales, and any profits received from the resale of Shares acquired by such broker-dealer as principal, may be deemed to be underwriting discounts and commissions pursuant to the Securities Act. We have paid all fees and expenses incident to the registration of the Shares. Normal commission expenses and brokerage fees, and any applicable transfer taxes relating to the Shares, are payable by the Selling Stockholders. See "Background of the Offering," "Selling Stockholders" and "Plan of Distribution."

     Our common stock is currently traded on the New York Stock Exchange Market Division and the Toronto Stock Exchange under the symbol “RVM” and on the Frankfurt Stock Exchange under the symbol “37RN”. On April 18, 2014, the average of the bid and asked prices of the common stock as reported on the New York Stock Exchange Market Division was $0.81 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE (“SEC”) OR ANY STATE SECURITIES NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price to Public	Underwriting Discounts or Commissions	Proceeds to Selling Stockhoders
Per Share	See Text Above	See Text Above	See Text Above

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such an offer or solicitation would be unlawful.

The date of this Amended Prospectus is April 18, 2014.

PERSONS WHO PUBLICLY REOFFER THE SECURITIES OFFERED HEREBY IN THE UNITED STATES MAY BE DEEMED UNDER CERTAIN CIRCUMSTANCES TO BE "UNDERWRITERS" AS THAT TERM IS DEFINED IN SECTION 2(11) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). PERSONS PLANNING TO REOFFER SUCH SECURITIES PUBLICLY IN THE UNITED STATES SHOULD CONSULT WITH THEIR COUNSEL PRIOR TO ANY SUCH REOFFER IN ORDER TO DETERMINE WHETHER SUCH REOFFERS SHOULD BE ACCOMPANIED BY DELIVERY OF A PROSPECTUS.
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AVAILABLE INFORMATION

     We have filed a registration statement on Form S-8 and a post-effective amendment to the registration statement (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the "SEC") pursuant to the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Registration Statement provides for the registration of the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Additional information with respect to Revett Mining Company and the Shares offered hereby is included in the Registration Statement and the exhibits thereto. Statements made in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. Copies of these materials, including this Registration Statement, are available free of charge on our website at www.revettmining.com/sec-filings as soon as reasonably practicable after we file them with the SEC. You can also obtain copies of these materials by visiting the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 or by accessing the SEC’s Edgar website at www.sec.gov. The information on these websites or may be accessed through them is not incorporated by reference in this report and should not be considered to be a part of this report.

NOTE ON FORWARD-LOOKING INFORMATION

     Certain statements contained in this report (including information incorporated by reference) are “forward-looking statements” and are intended to be covered by the safe harbor provided for under Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include our current expectations and projections about future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as “may,” “might,” “will,” “expect,” “anticipate,” “believe,” “could,” “intend,” “plan,” “estimate” and similar expressions.

     These forward-looking statements are based on information currently available to us and are expressed in good faith and believed to have a reasonable basis. That being said, they are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

     These risks, uncertainties and other factors include but are not limited to those set forth in Risk Factors in this report. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. Actual results may vary, perhaps materially, and we undertake no obligation to update our projections at any future date.

PROSPECTUS SUMMARY

Revett Mining Company, Inc.

     Overview. Revett Mining Company (formerly known as Revett Minerals Inc.) was incorporated in Canada in August 2004 to acquire Revett Silver Company and undertake a public offering of its common shares, transactions that were completed in February 2005. Revett Silver Company, a Montana corporation, was organized in April 1999 to acquire the Troy mine (“Troy”) and the Rock Creek project (“Rock Creek”) from ASARCO Incorporated and Kennecott Montana Company, transactions that were completed in October 1999 and February 2000.

     We changed our jurisdiction of incorporation (from Canada to Delaware) and our name (from Revett Minerals to Revett Mining Company) in February 2014. We presently conduct business through four Montana corporations, all subsidiaries of our wholly-owned Revett Silver Company subsidiary: Troy Mine, Inc., RC Resources Inc., Revett Exploration, Inc. and Revett Holdings, Inc. If practical, and subject to regulatory approvals, we intend to simplify our corporate structure further in the near future by merging Revett Silver into Revett Mining Company and reincorporating in the state of Montana.

     Troy is an underground silver and copper mine located in northwestern Montana. ASARCO operated the mine from 1981 to 1993, and then placed it on care and maintenance because of low metals prices. Revett restarted mining operations in late 2004 and commenced commercial production in early 2005. We operated Troy continuously until December 2012, when operations were suspended due to unstable ground conditions in portions of the mine. In November 2013, after unsuccessful attempts to find alternative routes to our reserve mining areas and, with approval from the Mine Safety and Health Administration (“MSHA”), we commenced construction of a new access decline from the main service adit to the North C Beds and to the undeveloped I Bed. The initial decline to the North C Beds will cover a distance of approximately 7,500 feet and, if completed on schedule, should enable us to return to limited commercial production in the fourth quarter 2014. Continued development to the deeper I Bed will require construction of an additional 5,900 feet of decline, including an accompanying borehole designed to provide secondary egress and ventilation. We anticipate this will take an additional six to nine months to complete, following which we expect to be at full production. The cost of constructing the decline to the North C Beds is estimated to be approximately $5.9 million; the total cost of the decline, including the extension to the undeveloped I Bed, is currently estimated to be approximately $12 million. Although we took significant steps to improve our liquidity during the first quarter of 2014, we currently do not have enough cash on hand to complete development and are reviewing alternative sources of finance to meet our capital spending requirements. There is no assurance our financing efforts will be successful under current market conditions. Our business has been materially and adversely affected by the suspension of commercial mining operations at Troy. This will continue until we resume production.

     Rock Creek is a large development-stage silver and copper deposit also located in northwestern Montana. We have been engaged in permitting activities at Rock Creek since 1999, and expect to obtain final approvals within the next twelve months. Once we receive all of these permits, we will begin an extensive evaluation program to further define the economic and technical viability of the project.

     Our principal executive office is located at 11115 East Montgomery, Suite G, Spokane Valley, Washington 99206, and our telephone number at that address is (509) 921-2294. Our registered office in Delaware is located at is 1209 Orange Street, Wilmington, Delaware 19801.

The Offering

     The securities being offered consist of: (a) 5,026,539 Shares to be sold to the Selling Stockholders upon the exercise of Options granted or to be granted to the Selling Stockholders under the Plan; and (b) the reoffer and resale of the Shares by the Selling Stockholders.

     The Options have been or will be granted to the Selling Stockholders from time-to-time following the effective date of this registration statement and the Shares will be issued from time-to-time if, as and when the Options are exercised. The Options are generally not transferable and will not be resold pursuant to this Prospectus.

     The Selling Stockholders comprise Company employees who work at Troy, employees who work at the Company’s executive offices, and certain of the Company’s current and former directors and executive officers. The Options granted or to be granted by the Company are or will be exercisable at prices per Share equal to then-prevailing market prices for the common stock as reported on the New York Stock Exchange Market Division. See "Background of the Offering."

     The Company will not receive any proceeds from the sale or distribution of the Shares by the Selling Stockholders, but will receive amounts equal to the exercise prices of the Options when, as and if they are exercised by the Selling Stockholders. The Company will use these funds for general corporate purposes.

     As of April 18, 2014, 39,127,989 common shares were outstanding. An additional 3,487,500 shares were issuable at such date pursuant to presently exercisable Options granted under the Plan and an additional 2,249,549 shares were issuable pursuant to presently exercisable warrants. At such date Options for the purchase of 1,539,039 Shares were available for grant under the Plan.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC are incorporated herein by reference and made a part of this Prospectus:

     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 27, 2014, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

     (b) All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this Prospectus and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement.

     We will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus (other than exhibits to such documents that are not specifically incorporated by reference into such documents). Such requests should be directed to Monique Hayes, Secretary, Revett Mining Company, Inc., 11115 East Montgomery, Suite G, Spokane Valley, Washington 99206. Ms. Hayes’ telephone number is (509) 921-2294 and her email address is mhayes@revettmining.com.

RISK FACTORS

     The following risk factors and other information in this report contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. If any of the following events or developments described below actually occur, our business, financial condition or operating results could be materially harmed. This could cause the market price of our common stock to decline.

      Operations at Troy are currently suspended. We suspended operations at Troy in December 2012 due to unstable ground conditions in portions of the mine. In November 2013, after unsuccessful attempts to find alternative routes to our reserve mining areas and with approval from MSHA, we commenced construction of a new decline from the main service adit to the North C Beds and to the undeveloped I Beds. The initial decline to the North C Beds will cover a distance of approximately 7,500 feet (inclusive of dual drifts, cross-overs, muck bays, and other improvements) and, if completed on schedule, should enable us to return to limited commercial production in the fourth quarter 2014. Continued development to the deeper I Beds will require us to construct an additional 5,900 feet of decline including an accompanying borehole for secondary egress and ventilation. We anticipate this continued development to take an additional six to nine months to complete, following which we expect to be at full production. The cost of constructing the decline to the North C Beds in order to resume production is estimated to be approximately $5.9 million; the total cost of the decline, including the extension to the undeveloped I Bed area, is currently estimated to be approximately $12 million. Although we took significant steps to improve our liquidity during the first quarter of 2014, we currently do not have enough cash on hand to complete development and are reviewing alternative sources of finance to meet our capital spending requirements. There is no assurance our financing efforts will be successful under current market conditions. Our business has been materially and adversely affected by the suspension of commercial mining operations at Troy. This will continue until we resume production.

     Copper and silver prices fluctuate markedly. Our operations are significantly influenced by the prices of copper and silver. Copper and silver prices fluctuate widely and are affected by numerous factors that are beyond our control, such as the strength of the United States dollar, global and regional industrial demand, and the political and economic conditions of major producing countries throughout the world. During the last four years, world average copper prices have fluctuated from a low of $2.34 per pound in 2009 to a high of $4.00 per pound in 2011, and world average annual silver prices have fluctuated from a low of $14.38 per ounce in 2009 to a high of $35.11 per ounce in 2011.

     There are other formidable risks to mining. We are subject to all of the risks inherent in the mining industry, including industrial accidents, labor disputes, environmental related issues, unusual or unexpected geologic formations, cave-ins, surface subsidence, flooding, power disruptions and periodic interruptions due to inclement weather. These risks could result in damage to or destruction of our mineral properties and production facilities, personal injury, environmental damage, delays, monetary losses and legal liability. In addition, we are subject to competition for new minerals properties, management and skilled miners from other mining companies, many of which have significantly greater resources than we do. We also have no control over changes in governmental regulation of mining activities, the speculative nature of mineral exploration and development, operating hazards, fluctuating metal prices and inflation and other economic conditions.

     Legal challenges could prevent us from ever developing Rock Creek. Our proposed development of Rock Creek has been challenged by several regional and national conservation groups at various times since the Forest Service issued its initial Record of Decision in 2003 approving our plan of operation. Some of these challenges have alleged violations of a variety of federal and state laws and regulations pertaining to our permitting activities at Rock Creek, including the Endangered Species Act, the National Environmental Policy Act, the 1872 Mining Law, the Federal Land Policy Management Act, the Wilderness Act, the National Forest Management Act, the Clean Water Act, the Clean Air Act, the Forest Service Organic Act of 1897 and the Administrative Procedural Act. Although we have successfully addressed most all of these challenges, we were directed by a Montana federal district court in May 2010 to produce a supplemental EIS (“SEIS”) to address NEPA procedural deficiencies identified by the court. We cannot predict with any degree of certainty how possible future challenges will be resolved. Rock Creek is potentially the more significant of our two mining assets. New court challenges to the supplemental EIS and a revised Record of Decision may delay us from proceeding with our planned development at Rock Creek. If we are successful in completing the SEIS and defending any challenges, we still must comply with a number of requirements and conditions as development progresses, failing which we could be denied the ability to continue with our proposed activities.

     Our reclamation liability at Troy could be substantial. Our financial obligations to reclaim, restore and close Troy are presently covered by a $12.9 million surety bond, which includes $6.5 million in a restricted cash account. In late 2012, Montana DEQ and the Forest Service issued a new EIS and Record of Decision pertaining to the Troy reclamation. We do not presently know whether the revised reclamation plan will increase our bonding costs. Laws governing the closure of mining operations in Montana have become more stringent since Troy was first placed into production. These factors could result in the imposition of a higher performance bond. Our reclamation liability for Troy is not limited by the amount of the performance bond itself; the bond serves only as security for the payment of these obligations. We would necessarily have to pay for any substantial increase in actual costs over and above the maximum allowed under the bond.

     We presently do not have the financial resources to complete the construction of the new decline at Troy or to develop Rock Creek. Although we are continuing efforts to procure financing, we presently do not have sufficient funds to complete the construction of a new decline to the North C Bed and deeper I Bed areas at Troy. We also do not have sufficient cash to develop a mine or begin mining operations at Rock Creek should it prove feasible to do so.

     The Rock Creek mineral resources are not equivalent to reserves. This report includes information concerning the estimated size of our mineral resource at Rock Creek and supplemental information concerning the extent of the remaining mineral resource at Troy. Although we believe these mineral resources are significant, it does not mean they can be economically mined. A mineral resource is not equivalent to “proven reserves” or “probable reserves” under standards promulgated by the SEC, principally because of the absence of sufficient quantifiable data. We will not be able to determine whether Rock Creek contains a commercially mineable ore body until our evaluation program has been completed and we have obtained a final, economic and technical feasibility study that will include an analysis of the amount of ore that can be economically produced under then-prevailing market conditions. Similarly, we will not be able to determine whether the supplemental mineral resources at Troy can be commercially mined without further exploration and study. Purchasers are cautioned not to assume that mineral resources will ever be converted into proven reserves or probable reserves.

BACKGROUND OF THE OFFERING

     Overview. This Prospectus relates to: (i) the sale of 5,026,539 shares of common stock to the Selling Stockholders upon the exercise of Options granted or to be granted to the Selling Stockholders under the Plan; and (ii) the reoffer and resale of such shares by the Selling Stockholders. The Options are exercisable by the Selling Stockholders at prevailing market prices equivalent to the average of the high and low bid prices of the common stock as reported by the New York Stock Exchange Market Divisions as of the dates of grant.

     The Selling Stockholders propose to reoffer and resell the Shares from time-to-time or at any time during a period of two years after the registration statements of which this Prospectus is a part have become effective, in the over-the-counter market, in other permitted public sales, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

     Description of Revett Mining Company, Inc. Equity Incentive Plan. The Plan was adopted by our stockholders in June 2007, was amended in June 2009 and again in June 2011, and is administered by the compensation committee and by the board of directors. The Plan provides for the issuance of stock options, stock appreciation rights and shares of common stock in satisfaction of amounts owing for services.

     A total of 1,600,000 shares of common stock were reserved and set aside for issuance under the Plan when it was first adopted. The number of shares available for grants and awards under the Plan was increased in 2009 by 2,000,000 shares, and was increased again in 2011 by 2,900,000 shares. The material provisions of the Plan and other relevant information are as follows:

  Our directors, executive officers, employees and consultants, including those of our subsidiaries, are eligible to participate in the Plan.

  The maximum number of shares that may be granted to any one individual under the Plan, together with any Shares reserved for issuance to such individual under any other stock option plan or arrangement, may not exceed 5% of our outstanding shares. In addition, the maximum number of shares of common stock that may be granted to insiders under all share compensation arrangements may not exceed 10% of our issued and outstanding shares, and the maximum number of shares issued to insiders within a one year period under all share compensation arrangements may not exceed 10% of our issued and outstand shares.

  The purchase price or exercise price of a share of common stock reserved for issuance pursuant to options granted under the Plan is determined by the board of directors, taking into account the applicable rules of the exchanges on which the stock is listed for trading. In no event can the price be less than the closing price of our common stock on the trading date immediately preceding the date of grant.

  We may grant a stock appreciation right under the Plan at the time an option is granted, or any time during the term of an option. Upon exercise of a stock appreciation right, the related option is cancelled to the extent it is unexercised, and the holder is entitled to receive payment of an amount equal to the difference between the then current market price and the exercise price. Payment of the appreciated value of the common stock may be made in in cash, in common stock or a combination thereof, in the discretion of the compensation committee and the board of directors. When an option is exercised, any related stock appreciation right is cancelled. We had not granted any stock appreciation rights as of the date of this Prospectus.

  Options vest at such times as the compensation committee or the board of directors determine at the time of grant, provided that, subsequent to the time of grant, the compensation committee or the board of directors may in their discretion permit an optionee to exercise any or all unvested options.

  No option can have a term of more than ten years from the date of grant.

  Each option must specify the effect of termination of employment on the holder’s right to exercise the option. With respect to those options that have been granted as of the date of this report, the termination of an optionee’s employment for cause or his or her resignation for other than good reason terminates any unexercised options he or she may hold. If an optionee's employment is terminated for reasons other than for cause or because of death or disability, or if an optionee resigns for good reason, then the unexercised options generally may be exercised for a period of one year following termination, but in no event after the expiration date of the option, subject to the discretion of the board of directors to amend such provisions provided such amendment is not detrimental to the holder.

  Options granted pursuant to the Plan are non-assignable otherwise than by will or the laws of descent and distribution.

     Subject to the provisions below, our board of directors may at any time amend, suspend or terminate the Plan or any portion thereof, or awards or grants made thereunder, provided that no change that would impair the rights of the grantee or optionee may be made to any previously made award or grant without the consent of the affected optionee or grantee. Without limiting the generality of the foregoing, the board of directors may make the following types of amendments to the Plan or awards or grants made thereunder without stockholder approval:

  amendments of a ministerial nature including amendments to cure an ambiguity, error or omission in the Plan, or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

  amendments necessary to comply with the provisions of applicable law;

  amendments concerning administration of the Plan;

  amendments relating to the vesting provisions of the Plan or any option;

  amendment of the early termination provisions of the Plan or any option, whether or not such option is held by an insider, provided such amendment does not entail an extension beyond the original expiration date;

  any amendment to the termination provisions of the Plan or any option, other than an amendment extending the term of an option, provided any such amendment does not entail an extension of the expiration date of such option;

  the addition or modification of any form of financial assistance provided by Revett Mining Company;

  the addition or modification of a cashless exercise feature, payable in cash or in common stock, whether or not there is a full deduction of the number of underlying shares from the Plan reserve; and

  any other amendments that may be implemented without stockholder approval under applicable law.

     Stockholder approval is required for the following types of amendments to the Plan or awards or grants made thereunder:

  any increase in the number of common shares issuable under the Plan, including an increase to a fixed maximum number of shares of common stock or a change from a fixed maximum number shares to a fixed maximum percentage;

  any amendment which reduces the exercise price of an option or a cancellation and grants the option at a lower price less than three months after the related cancellation;

  any amendment extending the term of an option beyond its original expiration date;

  any amendment broadening any limits imposed on non-employee director participation under the Plan;

  any amendment concerning the transferability or assignability of awards or options under the Plan, other than for normal estate settlement purposes; and

  other amendments required to be approved by stockholders under applicable law.

SELLING STOCKHOLDERS

     The following table sets out as of April 18, 2014 the name of each Selling Stockholders who is also a director or executive officer of Revett Mining Company, and the number of outstanding Shares issued or issuable to such Selling Stockholder upon the exercise of Options granted pursuant to the Plan. None of these Selling Stockholders have a present intention to sell the Shares included in the table at current market prices, however all of them may sell some portion of such Shares within the two-year period commencing with the date of this post-effective amendment if market prices improve. Revett Mining Company is not currently eligible to use a Form S-3 registration statement; consequently, the number of Shares that each Selling Stockholder may resell during any three-month period while this registration statement remains effective is limited to the greater of one percent of our then-outstanding common stock or the average weekly volume of trading in our common stock during the preceding four weeks.

Selling Stockholder and Title	Number of Shares
John G. Shanahan President and Chief Executive Officer	315,000
Douglas Miller Vice President of Operations	151,000
Kenneth S. Eickerman Chief Financial Officer and Treasurer	105,000
Monique Hayes Secretary	95,000
Timothy R. Lindsey Chairman of the Board of Directors	290,000
Larry M. Okada Director	240,000
Albert Appleton Director	180,000
John B. McCombe Director	200,000

     The following table sets out as of April 18, 2014 the name of each Selling Stockholder who is not also a director or executive officer of Revett Mining Company, and the number of outstanding Shares issued or issuable to such Selling Stockholder upon the exercise of Options granted pursuant to the Plan. Unless otherwise indicated by footnote to the table, all of such Selling Stockholders have a present intention to sell the Shares included in the table within the two-year period commencing with the date of this post-effective amendment.

Selling Stockholder	Number of Shares
Becky Corigliano	70,000
Jennifer Shearer	22,500
Paul Lammers	75,000
Lawrence Erickson	93,000
Renee Guisewite	40,000
Bruce Clark	86,000
Steve Lloyd	86,000
Howard Morkert	83,000
Carole Armstrong	46,000
Earlene Jellesed	23,500
Robert Bernhart	16,000
Max Schrader	27,000
Clint Jensen	42,000
Isaac Erickson	32,500
Austin Wilson	31,500
Charles Heyne	31,000

Jamie Mustard	31,000
Kim Posselt	31,000
Tim Thompson	36,000
James Thill	37,500
Steve Wilson	24,500
Cole Anderson	24,000
Robert Farbridge	23,000
Robert Cowan	15,500
Darwin Leighty	20,000
Daniel Mills	14,500
Daniel Tuin	10,500
Jerome Warner	14,500
Randy Pennock	19,500
Jerry Cummings	24,000
Daniel Koch	24,000
Daniel McLinden	20,000
Keith O'Bleness	24,000
Donald Wallace	16,500
Vaughn Wallace	23,000
Raymond Winebark	24,000
Terrie Franke	14,500
Glen Good	17,000
Steve Larson	9,500
William Orr	14,500
George Williams	14,500
Clifford Mastricola	10,000
Justin Beard	13,500
Mitchell Benson	11,000
Keith Breithaupt	8,500
Kelly Cannon	22,000
Benjamin Colgan	13,500
Mark Dolan	13,500
Nicholas Dotson	13,500
Owen Erickson II	13,500
John Downey	20,500
Gary Good	13,500
Christopher Hawthorne	13,500
Michael Higareda	22,000
Jeffrey Holder	13,500
Kirk Jaynes	8,500
Ross Julson	22,000
Thomas Lampshire	13,500
Kevin Landis	13,500
Christopher Marshall	13,500
Colby Paasch	11,000
Bart McCully	13,500
Donald Pattie	13,500
William Pittsley	11,000
Michael Roby	12,500
Buddy Scott	8,500
Tad Singbeil	11,000
Rodney Thorstenson	13,500

Chance Walter	11,000
Travis Wilson	9,000
Andrew Tunison	13,500
Nicholas Ricciardi	10,000
LEC Minerals	20,000
Greg MacCordy	15,000
Envrionomics	15,000
Tony Alford	30,000
Don Davis	18,500
Derek Feeback	14,000
Paul Kukay	30,000
Jeanie Winstrom	23,000
Jeff Smith	3,000

PLAN OF DISTRIBUTION

     The Shares will be issued to the Selling Stockholders upon exercise of Options granted or to be granted pursuant to the Plan, and will be reoffered and resold by the Selling Stockholders from time to time or at any time during a period of two years commencing the date the Registration Statements of which this Prospectus is a part have become effective, in transactions in the over-the-counter market, in other permitted public sales, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

     Some or all of the Shares may be sold in transactions involving broker-dealers, who may act solely as agent or may acquire Shares or Warrants as principal. Broker-dealers who participate in such transactions as agent may receive commissions from Selling Stockholders and, if they act as agent for the purchaser, also from the purchaser. Selling Stockholders and any such broker-dealer may be deemed to be "underwriters", as that term is defined in Section 2(11) of the Securities Act. Any commissions received by any such broker-dealer in connection with any such sales, and any profits received from the resale of Shares acquired by such broker-dealer as principal, may be deemed to be underwriting discounts and commissions pursuant to the Securities Act.

     The Company has agreed to indemnify the Selling Stockholders for certain liabilities, including liabilities arising under the Securities Act, in conjunction with the offer and sale of the Shares by the Selling Stockholders pursuant to the Registration Statement of which this Prospectus is a part.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing, or to directors, officers and controlling persons of the Company pursuant to applicable provisions of the Delaware General Corporation Law and the Company's bylaws, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Shares and Options being registered pursuant to this Registration Statement, the Company will, unless in the opinion of its counsel such matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

DESCRIPTION OF CAPITAL STOCK

     Revett Mining Company, Inc.’s authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share.

     Common Stock. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders are permitted to vote. Holders of common stock are not entitled to vote on any matters unless expressly permitted under Delaware law. Our certificate of incorporation provides that, except as otherwise provided by law, the affirmative vote of a majority in voting power of the shares of common stock, present in person or represented by proxy at a meeting at which a quorum is present shall be the act of the stockholders. Delaware law requires the affirmative vote of a majority in voting power of the outstanding shares to authorize certain extraordinary actions, such as mergers, consolidations, dissolutions or an amendment to our certification of incorporation. There is no cumulative voting for the election of directors. Upon a liquidation, our creditors and any holders of preferred stock with preferential liquidation rights will be paid before a distribution to holders of our common stock. The holders of our common stock would be entitled to receive a pro rata amount per share of any excess distribution. Holders of our common stock do not have preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the common stock. All outstanding shares of the common stock are fully paid and nonassessable.

     Preferred Stock. Our certificate of incorporation empowers our board of directors to issue up to 25,000,000 shares of preferred stock from time to time, in one or more series. The board of directors also may fix the designation, powers, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of common stock. The rights of holders of the common stock will be subject to the rights of the holders of any preferred shares that may be issued in the future. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. Although there are no shares of preferred stock currently outstanding and we have no present intention to issue any shares of preferred stock, any issuance could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

     Potential Anti-takeover Effect of Delaware Law, Our Certificate of Incorporation and Bylaws. We are subject to the “business combinations” provisions of the Delaware General Corporation Law. In general, these provisions prohibit us from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the time of the transaction on which the person became an “interested stockholder,” unless:

  our board of directors approved the transaction before the “interested stockholder” obtained such status;

  upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and are also officers and (ii) employee stock plans in which the participants do not have the right to determine confidentially whether shares held subject to the plans will be tendered in the tender or exchange offer; or

  on or subsequent to such time, the business combination or merger is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by two-thirds of the holders of the outstanding common stock not owned by the “interested stockholder”.

     A “business combination” is defined to include certain mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years owned 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

     Listing. Our common stock is currently listed on the New York Stock Exchange Market Division and the Toronto Stock Exchange under the trading symbol “RVM” and on the Frankfurt Stock Exchange under the trading symbol “37RN”.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Investor Services Inc.,350 Indiana Street, Suite 750 Golden, CO 80401.. The transfer agent’s telephone number is (800) 663 9097.

LEGAL MATTERS

     The legality of the common stock offered hereby will be passed upon by Randall | Danskin, P.S., 1500 Bank of America Financial Center, Spokane, Washington.

EXPERTS

     The financial statements of Revett Mining Company, Inc. as of December 31, 2013 and the consolidated statements of operations and comprehensive income (loss), shareholders' equity and cash flows for the year then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Revett Mining Company, Inc. as of and for the year ended December 31, 2012, incorporated by reference in this Prospectus, have been so incorporated in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in auditing and accounting.

NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

Up to 5,026,539 Shares of Common Stock
Issuable upon the Exercise of Options Granted
or to be Granted to the Selling Stockholders
pursuant to the Revett Mining Company, Inc.

Equity Incentive Plan

REVETT MINING COMPANY, INC.

		PROSPECTUS

TABLE OF CONTENTS

	Page
Available Information	2
Note on Forward-Looking Information	2
Prospectus Summary	3	April 18, 2014
Incorporation of Certain Documents by Reference	4
Risk Factors	5
Background of the Offering	6
Selling Stockholders	9
Plan of Distribution	11
Description of Capital Stock	12
Legal Matters	13
Experts	13

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference

     The following documents filed with the SEC are incorporated herein by reference and made a part of this Prospectus:

     (a) Revett Mining Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 27, 2014, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

     (b) All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this Prospectus and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement.

Item 4.	Description of Securities

     Not applicable.

Item 5.	Interests of Named Experts and Counsel

     Not applicable.

Item 6.	Indemnification of Directors and Officers

     The only statutes, charter provisions, by-laws, contracts or other arrangements under which a controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such are the Delaware General Corporation Law and the Company's bylaws.

     Under the Delaware General Corporation Law, a corporation may indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and such persons heirs and legal representatives (each and “indemnifiable person”) against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonable incurred in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer if (a) he or she acted honestly and in good faith with a view to the best interest of the corporation or body corporate and (b), in the case of a criminal proceeding or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled by statute to such indemnity from the corporation if he or she is substantially successful in defending the action or proceeding on the merits and has fulfilled the conditions set out in (a) and (b) above. With the approval of a court, a corporation may also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor—i.e., a derivative action—to which such person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if he or she fulfills the conditions set out in (a) and (b) above. The Company’s bylaws provide for the indemnification of directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

Item 7.	Exemption from Registration Claimed

     Not applicable.

Item 8.	Exhibits

     An Index to Exhibits appears at page E-1.

Item 9.	Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post–effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement

          (2) That, for the purpose of determining any liability under the Securities Act, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane Valley, State of Washington, on April 18, 2014.

REVETT MINING COMPANY, INC.

By:	/s/ John G. Shanahan
John G. Shanahan
President and Chief Executive Officer
Dated: April 18, 2014

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Kenneth S. Eickerman
Kenneth S. Eickerman
Principal Financial Officer and Treasurer
Dated: April 18, 2014

By:	/s/ Timothy R. Lindsey
Timothy R. Lindsey
Chairman of the Board of Directors
Dated: April 18, 2014

By:	/s/ Larry M. Okada
Larry M. Okada
Director
Dated: April 18, 2014

By:	/s/ Albert Appleton
Albert Appleton
Director
Dated: April 18, 2014

By:	/s/ John B. McCombe
John B. McCombe
Director
Dated: April 18, 2014

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane Valley, State of Washington, on April 18, 2014.

REVETT MINING COMPANY, INC. EQUITY
INCENTIVE PLAN

By:	/s/ Timothy R. Lindsey
Timothy R. Lindsey
Chairman of the Compensation Committee
Dated: April 18, 2014

INDEX TO EXHIBITS

The following exhibits are filed as part of this Registration Statement. Exhibits previously filed are incorporated by reference, as noted. Exhibits filed herewith appear beginning at page E-2.

Exhibit		Page Number in this
Number	Exhibit	Registration
Statement
5.1	Opinion of Randall | Danskin regarding legality of securities offered. Filed herewith.	E-2
6.0	*
8.0	*
12.0	*
15.0	*
23.1	Consent of BDO USA LLP. Filed herewith.	E-4
23.2	Consent of KPMG LLP. Filed herewith.	E-5
23.3	Consent of Randall | Danskin, P.S. Included in its opinion filed herewith as Exhibit 5.1.

_____________________
* Items denoted by an asterisk have either been omitted or are not applicable.

[The balance of this page has intentionally been left blank.]

E-1